CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust II and to the use of our report dated May 30, 2023 on the financial statements and financial highlights of AXS Astoria Inflation Sensitive ETF, AXS Brendan Wood TopGun Index ETF, AXS Change Finance ESG ETF, AXS Green Alpha ETF, AXS Esoterica NextG Economy ETF, AXS First Priority CLO Bond ETF, each a series of Investment Manager Series Trust II. Such financial statements and financial highlights appear in the 2023 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

July 28, 2023